Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS EARNINGS FOR THE THIRD QUARTER OF 2021

Midlothian, Virginia, October 25, 2021. Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the third quarter of 2021. Net income for the third quarter of 2021 was $2,899,000, or $1.97 per fully diluted share, compared to net income for the third quarter of 2020 of $2,269,000, or $1.55 per fully diluted share. For the nine months ended September 30, 2021, net income was $10,090,000 or $6.88 per fully diluted share, compared to net income for the nine months ended September 30, 2020 of $5,502,000, or $3.78 per fully diluted share.

“Our performance is the result of a strong effort across every part of the Company,” said Jay Hendricks, President and CEO. “We continue to work closely with our customers growing relationships with clients who appreciate the high level of quality and service we provide. Our commercial banking segment successfully generated core loan growth (excluding PPP) of approximately 5.16% and 12.53% for the third quarter and year-to-date, respectively. We remain disciplined in managing our net interest margin (“NIM”) as balance sheet liquidity continues to grow. We are particularly pleased to report that our strong earnings growth has resulted in positive retained earnings for the first time since the second quarter of 2009.”

Operating Results

The following table presents quarterly results for the indicated periods (in thousands):

GAAP Operating Results by Segment
	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Pre-tax earnings by segment
Commercial banking	$2,688	$3,236	$2,998	$2,056	$1,378
Mortgage banking	963	961	2,035	1,900	1,569
Income before income tax expense	3,651	4,197	5,033	3,956	2,947
Commercial banking income tax expense	550	701	709	504	349
Mortgage banking income tax expense	202	202	427	400	329
Net income	$2,899	$3,294	$3,897	$3,052	$2,269

Three months ended September 30, 2021 vs. three months ended September 30, 2020.

The Commercial Banking Segment posted net income of $2,138,000 for Q3 2021 compared to $1,029,000 for Q3 2020.

The following are variances of note for the three months ended September 30, 2021 compared to the three months ended September 30, 2020:

●	NIM expanded by 53 basis points to 3.74% for Q3 2021 compared to 3.21% for Q3 2020. The expansion was driven by the following:
o	The yield on average earning assets expanded by 19 basis points, 4.03% for Q3 2021 vs. 3.84% for Q3 2020, primarily because of the recognition of net deferred income associated with the origination and forgiveness of Paycheck Protection Program (“PPP”) loans.
o	During Q3 2021, the Commercial Banking Segment recognized $1,210,000 in SBA fee income, net of deferred costs, through interest income as a result of normal amortization and the receipt of funds from PPP loans forgiven by the U.S. Small Business Administration (“SBA”). In addition, the Commercial Banking Segment recognized $192,000 in interest income associated with these loans during Q3 2021. PPP income of $1,402,000, during Q3 2021, had a 44 basis points impact on the yield of average earnings assets.
o	Adjusting solely for the impact of PPP income recognized during Q3 2021, our NIM would have been 3.30%; however, as PPP loans have been forgiven, the funds from that forgiveness have driven the increase in our federal funds position, which averaged $70,620,000 during Q3 2021, compared to $16,661,000 during Q2 2021. During Q3 2021, management put approximately $45,250,000 of the excess liquidity to work in the investment portfolio through a mix of U.S. Government agency obligations, taxable municipals and subordinated debt. The increased levels in liquidity will continue to have a negative impact on our net interest margin; however, we believe that through our disciplined approach in the investment portfolio, to deposit pricing, and through core loan growth we will be able to manage the impact and keep our balance sheet well positioned for the short and long-term.
o	The cost of interest bearing liabilities dropped by 45 basis points to 0.49% for Q3 2021 compared to 0.94% for Q3 2020, as a result of the Commercial Banking Segment’s continued efforts to build low cost relationship deposits and its disciplined approach to deposit pricing. We have been able to decrease the cost of money market deposit accounts by 33 basis points, 0.23% for Q3 2021 vs. 0.56% for Q3 2020, and time deposits accounts by 52 basis points, 1.01% for Q3 2021 vs. 1.53% for Q3 2020.
●	The Commercial Banking Segment did not record a provision for loan loss expense for Q3 2021 compared to a provision expense of $250,000 for Q3 2020. The lack of a provision for loan loss expense, during Q3 2021, was driven by improving macroeconomic conditions, the return of all loan deferrals to contractual payment terms and credit quality remaining strong. The provision expense for Q3 2020 was the result of an increase in the qualitative factors driven by economic uncertainty surrounding the COVID-19 pandemic. While the Delta variant of the COVID-19 virus remains a risk to credit quality, we believe our current level of allowance for loan losses is sufficient.
●	The Commercial Banking Segment posted noninterest income of $733,000 for Q3 2021 compared to $666,000 for Q3 2020. The increase in noninterest income continues to be driven primarily by an increase in interchange fee income as macroeconomic conditions continued to improve and consumer spending picked up during the quarter.

●	The Commercial Banking Segment posted noninterest expense of $4,370,000 for Q3 2021 compared to $4,400,000 for Q3 2020. The slight decrease in noninterest expense is the result of management’s continued disciplined approach to expense control.

The Mortgage Banking Segment posted net income of $761,000 for Q3 2021 compared to $1,240,000 for Q3 2020. Mortgage originations were $76,535,000 for Q3 2021, down 32.5% from $113,385,000 for Q3 2020. The Mortgage Banking Segment continues to maintain a strong pipeline of purchase money loans going into the latter part of 2021. Mortgage rates experienced a slight rise during the nine months ended September 30, 2021 which has softened the refinance market; however, the bigger risk to mortgage earnings continues to be the historically low inventory of homes for sale.

Nine months ended September 30, 2021 vs. nine months ended September 30, 2020.

The Commercial Banking Segment posted net income of $6,962,000 for the nine months ended 2021 compared to $3,068,000 for the nine months ended 2020.

The following are variances of note for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020:

●	NIM expanded by 59 basis points to 3.83% for the nine months ended September 30, 2021 compared to 3.24% for the nine months ended September 30, 2020. The expansion was driven by the following:
o	The yield on average earning assets expanded by 16 basis points, 4.18% for the nine months ended September 30, 2021 vs. 4.02% for the nine months ended September 30, 2020, primarily because of the impact of the recognition of net deferred income associated with the origination and forgiveness of PPP loans.

o	During the nine months ended September 30, 2021, the Commercial Banking Segment recognized $4,034,000 in PPP fee income, net of deferred costs, through interest income, as a result of normal amortization and the receipt of funds from loans forgiven by the SBA. In addition, the Commercial Banking Segment recognized $930,000 in interest income associated with these loans during the nine months ended September 30 2021. PPP income of $4,964,000, during the nine months ended September 30, 2021, had a 38 basis points impact on the yield of average earnings assets.

o	The cost of interest bearing liabilities dropped by 57 basis points to 0.58% for the nine months ended September 30, 2021 compared to 1.15% for the nine months ended September 30, 2020, as a result of the Commercial Banking Segment’s continued efforts to build low cost relationship deposits and its disciplined approach to deposit pricing. We were able to decrease the cost of money market deposit accounts by 43 basis points, 0.28% for the nine months ended September 30, 2021 vs. 0.71% for the nine months ended September 30, 2020, and time deposits accounts by 54 basis points, 1.15% for the nine months ended September 30, 2021 vs. 1.69% for the nine months ended September 30, 2020. We believe that there continues to be opportunities through our funding mix and pricing strategies to lower our cost of funds further.
●	The Commercial Banking Segment recorded a recovery of provision expense of $500,000 for the nine months ended September 30, 2021 compared to a provision expense of $950,000 for the nine months ended September 30, 2020. The recovery of provision for the nine months ended September 30, 2021 resulted from a reduction in the qualitative factors which was driven by improving economic factors, improved credit metrics, and reductions in loan deferrals. The provision expense for the nine months ended September 30, 2020 was the result of an increase in the qualitative factors driven by economic uncertainty surrounding the COVID-19 pandemic. While the Delta variant of the COVID-19 virus remains a risk to credit quality, we believe our current level of allowance for loan losses is sufficient.

●	The Commercial Banking Segment posted noninterest income of $2,190,000 for the nine months ended September 30, 2021 compared to $1,970,000 for the nine months ended September 30, 2020. The increase in noninterest income was driven primarily by an increase in interchange fee income as macroeconomic conditions continued to improve and consumer spending picked up during the period.

●	The Commercial Banking Segment posted noninterest expense of $12,646,000 for the nine months ended September 30, 2021 compared to $11,549,000 for the nine months ended September 30, 2020. The increase in noninterest expense was driven primarily by the following:
o	The deferral of $1,052,000 in salary and benefits costs during the nine months ended September 30, 2020 compared to the deferral of $580,300 during the nine months ended September 30, 2021 associated primarily with the volume of originations of PPP loans during those periods.
o	The recognition of the gain on sale of OREO totaling $7,800 for the nine months ended September 30, 2021 compared to a gain of $175,000 for the nine months ended September 30, 2020.
o	The accrual of $126,300 for an expected loss on the prior sale of an SBA loan that defaulted during the nine months ended September 30, 2021.

The Mortgage Banking Segment posted net income of $3,128,000 for the nine months ended September 30, 2021 compared to $2,434,000 for the nine months ended September 30, 2020. Proceeds from mortgage sales were $271,454,000 for the nine months ended September 30, 2021, up 9.81% from $247,205,000 for the nine months ended September 30, 2020. Mortgage rates experienced a slight rise during the nine months ended September 30, 2021 which has softened the refinance market; however, the bigger risk to mortgage earnings continues to be the historically low inventory of homes for sale.

Financial Highlights

Highlights for the third quarter of 2021 are as follows:

	Three Months Ended		Nine Months Ended
Metric	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Consolidated
Return on average equity	18.81%	18.74%	23.32%	15.89%
Return on average assets	1.59%	1.26%	1.89%	1.13%
Commercial Banking Segment
Return on average equity	13.87%	8.50%	16.09%	8.86%
Return on average assets	1.17%	0.57%	1.30%	0.63%
Net interest income to average assets	3.46%	2.98%	3.54%	2.97%
Provision to average assets	—%	0.14%	(0.09)%	0.19%
Noninterest income to average assets	0.40%	0.37%	0.41%	0.40%
Noninterest expense to average assets	2.39%	2.45%	2.37%	2.36%
Mortgage Banking Segment
Return on average equity	4.94%	10.24%	7.23%	7.03%
Return on average assets	0.42%	0.69%	0.59%	0.50%
Net income before tax to average assets	0.53%	0.87%	0.74%	0.63%

Loans and Asset Quality

The following table provides the composition of our gross loan portfolio at the dates indicated (in thousands):

Loans Outstanding
Loan Type	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
C&I + Owner occupied commercial real estate	$164,819	$151,444	$149,289	$144,198	$134,799
PPP Loans	56,809	97,617	159,769	136,674	185,137
Nonowner occupied commercial real estate	143,993	140,182	134,646	131,440	127,396
Acquisition, development and construction	50,791	44,073	29,600	29,569	33,337
Total commercial loans	416,412	433,316	473,304	441,881	480,669
Consumer/Residential	87,284	86,533	86,817	86,580	85,766
Student	27,624	28,601	29,062	29,657	30,656
Other	2,986	3,214	2,994	2,885	2,998
Total loans	$534,306	$551,664	$592,177	$561,003	$600,089

Total loans, excluding PPP loans, increased by $23,450,000, or 5.16%, from Q2 2021, and increased by $62,545,000, or 15.07%, from Q3 2020. Variances of note are as follows:

●	The core commercial loan portfolio grew by $23,904,000, or 7.12%, from Q2 2021 and increased by $64,071,000, or 21.68%, from Q3 2020. Core loan growth continues to be a product of our success in converting non-customer PPP borrowers into new core relationships and overall organic growth as the economy in our markets has shown improvement. The growth in the acquisition, development and construction portfolio, during the nine months ended September 30, 2021, is primarily attributable to non-speculative owner-occupied construction. Our pipeline remains strong which we believe will support continued core loan growth for the remainder of 2021 and into 2022.

PPP loans

Through PPP round one and two our team provided essential funds to over 2,300 businesses and nonprofits and protected more than 28,600 jobs in our community. As of September 30, 2021, approximately $182,144,000 in PPP round one loans and $24,119,000 in PPP round two loans had received SBA approval for forgiveness. PPP loans decreased by $40,808,000, or 41.80%, from Q2 2021, and decreased by $128,328,000, or 69.32% from Q3 2020. Our expectations are that the majority of the remaining PPP loans will receive forgiveness by the end of 2021.

Asset quality

The Company did not record a provision for loan loss expense during Q3 2021, as macroeconomic conditions continued to improve, all loan deferrals returned to contractual payment terms and credit quality remained strong. While we believe that the Delta variant of the COVID-19 virus remains a risk to credit quality, we believe our current level of allowance for loan losses is sufficient. The Bank’s asset quality metrics continue to compare favorably to our peers as follows:

Asset Quality Metrics
	Village					Peer Group
Metric	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2021(1)
Allowance for Loan and Lease Losses/Nonperforming Loans	233.82%	221.77%	256.78%	251.75%	181.98%	247.67%
Net Charge-offs (recoveries) to Average Loans(2)	(0.01)%	0.04%	(0.01)%	0.05%	(0.03)%	0.04%
Nonperforming Loans/Loans (excluding Guaranteed Loans)	0.34%	0.38%	0.40%	0.41%	0.60%	0.76%
Nonperforming Assets/Bank Total Assets (3)	0.20%	0.22%	0.26%	0.27%	0.35%	0.55%
(1) Source - SNL data for VA Banks <$1 Billion in assets as of June 30, 2021.
(2) Annualized.
(3) Nonperforming assets excluding performing troubled debt restructurings.

Loan deferral program

We continue to see signs of recovery in both the economy and our customers. All loans that were on deferral as of June 30, 2021 returned to contractual payment terms, and as of September 30, 2021 there were no loans on deferrals. With the continued uncertainty around the Delta variant of COVID-19, we continue to take the necessary measures to protect the health and wellbeing of our employees and customers. We remain well positioned to weather the economic uncertainty created by the COVID-19 pandemic.

Deposits

The following table provides the composition of our deposits at the dates indicated (in thousands):

Deposits Outstanding
Deposit Type	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Noninterest-bearing demand	$270,397	$252,756	$245,582	$222,305	$217,204
Interest checking	76,693	77,828	71,949	70,342	59,712
Money market	183,096	178,602	164,689	152,726	147,467
Savings	46,750	44,351	44,638	38,083	33,733
Time deposits	69,116	84,546	93,198	104,926	115,736
Total deposits	$646,052	$638,083	$620,056	$588,382	$573,852

Total deposits increased by $7,969,000, or 1.25%, from Q2 2021, and increased by $72,200,000, or 12.58%, from Q3 2020. Variances of note are as follows:

●	Noninterest bearing demand account balances increased $17,641,000 from Q2 2021 and increased $53,193,000 from Q3 2020, and represented 41.85% of total deposits compared to 39.61% as of Q2 2021 and 37.85% as of Q3 2020. The increase in noninterest bearing demand accounts continues to be a result of core relationship growth and continued success at converting non-customer PPP loan applicants into customers.

●	Low cost relationship deposits (i.e. interest checking, money market, and savings) balances increased $5,758,000, or 1.91%, from Q2 2021 and increased $65,627,000, or 27.24%, from Q3 2020. The increase in these accounts continues to be a result of adding core relationships, continued growth in accounts from non-customer PPP loan applicants and the migration of customer funds from time deposits.

●	Time deposits decreased by $15,430,000, or 18.25%, from Q2 2021 and $46,620,000, or 40.28%, from Q3 2020. The decrease in time deposits continues to be primarily driven by the migration of customers from time deposits to lower cost deposit products. During Q3 2020, $2,235,000 in internet listing service deposits matured and the Bank elected not to replace these funds which carried a coupon rate of 1.05%. This decrease continues to allow us to lower our cost of interest bearing deposits which decreased 10 basis points to 0.49% as of Q3 2021 compared to 0.59% as of Q2 2021.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has nine branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements.  For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement.  These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals.  Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

●	the impacts of the ongoing COVID-19 pandemic;
●	changes in assumptions underlying the establishment of allowances for loan losses, and other estimates;
●	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
●	the effects of future economic, business and market conditions;
●	our inability to maintain our regulatory capital position;
●	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
●	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;
●	risks inherent in making loans such as repayment risks and fluctuating collateral values;
●	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
●	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;
●	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;
●	governmental monetary and fiscal policies;
●	changes in accounting policies, rules and practices;
●	reliance on our management team, including our ability to attract and retain key personnel;
●	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
●	demand, development and acceptance of new products and services;
●	problems with technology utilized by us;
●	changing trends in customer profiles and behavior; and
●	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

For further information contact Donald M. Kaloski, Jr., Executive Vice President and CFO at 804-897-3900 or dkaloski@villagebank.com.

Financial Highlights
(Dollars in thousands, except per share amounts)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
	(Unaudited)	*	(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data
Total assets	$730,061	$717,932	$715,621	$706,236	$727,260
Investment securities	88,549	48,752	42,371	40,844	36,305
Loans held for sale	13,275	16,374	17,031	34,421	27,525
Loans, net	532,905	549,086	588,866	558,955	596,483
Allowance for loan losses	(3,443)	(3,429)	(3,992)	(3,970)	(4,050)
Deposits	646,052	638,083	620,056	588,382	573,852
Borrowings	14,416	14,408	31,537	55,921	98,504
Shareholders' equity	61,730	58,981	55,539	51,996	48,875
Book value per share	$42.09	$40.21	$37.86	$35.46	$33.33
Total shares outstanding	1,466,765	1,466,800	1,466,800	1,466,516	1,466,240

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	0.65%	0.62%	0.68%	0.71%	0.68%
Loans, net of deferred fees and costs (excluding PPP loans)	0.72%	0.75%	0.92%	0.93%	0.97%
Nonperforming loans	233.82%	221.77%	256.78%	251.75%	181.98%
Net charge-offs (recoveries) to average loans(1)	(0.01)%	0.04%	(0.01)%	0.05%	(0.03)%
Nonperforming assets to total assets	0.20%	0.22%	0.26%	0.27%	0.35%

Bank Capital Ratios
Common equity tier 1	13.96%	13.88%	13.99%	13.35%	13.19%
Tier 1	13.96%	13.88%	13.99%	13.35%	13.19%
Total capital	14.63%	14.57%	14.85%	14.20%	14.10%
Tier 1 leverage	9.96%	9.72%	9.68%	9.28%	8.80%

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$6,921	$6,972	$7,031	$7,409	$6,540
Interest expense	492	580	655	858	1,069
Net interest income before
provision for (recovery of) loan losses	6,429	6,392	6,376	6,551	5,471
Provision for (recovery of) loan losses	—	(500)	—	—	250
Noninterest income	2,859	2,852	4,170	3,889	3,481
Noninterest expense	5,637	5,547	5,513	6,484	5,756
Income before income tax expense	3,651	4,197	5,033	3,956	2,946
Income tax expense	752	903	1,136	904	677
Net income	$2,899	$3,294	$3,897	$3,052	$2,269
Earnings per share
Basic	$1.97	$2.24	$2.66	$2.08	$1.55
Diluted	$1.97	$2.24	$2.66	$2.08	$1.55

Performance Ratios
Return on average assets(1)	1.59%	1.85%	2.25%	1.72%	1.26%
Return on average equity(1)	18.81%	22.79%	29.07%	23.57%	18.74%
Net interest margin(1)	3.74%	3.84%	3.92%	3.90%	3.21%

* Derived from audited consolidated financial statements.
(1) annualized.

Financial Highlights
(Dollars in thousands, except per share amounts)

	Nine Months Ended
	September 30,	September 30,
	2021	2020
	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$20,923	$18,417
Interest expense	1,728	3,575
Net interest income before
provision for (recovery of) loan losses	19,195	14,842
Provision for (recovery of) loan losses	(500)	950
Noninterest income	9,882	8,356
Noninterest expense	16,697	15,164
Income before income tax expense	12,880	7,084
Income tax expense	2,790	1,582
Net income	$10,090	$5,502
Earnings per share
Basic	$6.88	$3.78
Diluted	$6.88	$3.78

Performance Ratios
Return on average assets(1)	1.89%	1.13%
Return on average equity(1)	23.32%	15.89%
Net interest margin(1)	3.83%	3.24%

* Derived from audited consolidated financial statements.
(1) annualized.